For Immediate Release
Contacts: Jennifer Driscoll - Best Buy Co., Inc. 952-947-2350 jennifer.driscoll@bestbuy.com	Lori DeCou - Future Shop 604-412-1012 ldecou@futureshop.ca

Takeover Bid for Future Shop Common Shares Begins

MINNEAPOLIS, Aug. 23, 2001 – Best Buy Co., Inc. (NYSE: BBY) today announced it has commenced the cash takeover bid for all shares of common stock of Burnaby, BC-based Future Shop Ltd. (TSE: FSS) at a price per share of $17.00. This offer is made pursuant to the Support Agreement between the Company and Future Shop announced on Aug. 14, 2001. The takeover bid expires at 5:00 p.m., Vancouver time, on October 4, 2001, unless it is extended by the Company in accordance with the terms of the takeover bid.

Future Shop shareholders were sent the takeover bid circular, the directors’ circular and certain related documents today. These documents will be available at the Canadian Securities Administrator’s Web site at www.sedar.com, and may be obtained from the Dealer Manager or the Information Agent for the takeover bid, as set forth in the documents.

Future Shop is a Canadian retailer and e-tailer of consumer electronic products for the digital age, with 89 stores and the nation’s premier Internet-based electronics superstore, at Future Shop.ca. Future Shop and its 7,100 associates are committed to providing Canadians with expert service; the latest digital products such as DVD movies and wireless Internet devices; and a wide selection of televisions, computers, music and appliances. Future Shop is listed on the Toronto Stock Exchange under the symbol FSS. For more information about Future Shop, visit the company’s Web site at www.Future Shop.ca.

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Future Shop. Future Shop’s shareholders are advised to read the takeover bid circular and the directors’ circular regarding the takeover bid referred to in this news release. The takeover bid circular (including an offer to purchase and related documents) and the directors’ circular contain important information, including the terms and conditions of the takeover bid, which should be read carefully before any decision is made with respect to the takeover bid.  The takeover bid is subject to certain conditions described in the takeover bid circular, such as receipt of requisite regulatory clearances and there being tendered at lease 66 2/3% of Future Shop’s outstanding shares on a fully diluted basis.

Statements made in this new release, other than those concerning historical information, should be considered forward-looking and subject to various risks and uncertainties.  Such forward-looking statements are based on management’s beliefs and assumptions regarding information currently available, and are made pursuant to the “safe harbor” provisions of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended.  The Company’s actual results could differ materially from those expressed in the forward-looking statements.  Factors that could cause results to vary include, among others, those expressed in the Company’s filings with the U.S. Securities and Exchange Commission.  The Company has no obligation to publicly update or revise any of the forward-looking statements that may be in this news release.

About Best Buy Co., Inc.

Minneapolis-based Best Buy Co., Inc. (NYSE: BBY) is the number one specialty retailer of consumer electronics, personal computers, entertainment software and appliances in the U.S. The Company operates retail stores and commercial web sites under the names: Best Buy (BestBuy.com), Magnolia Hi-Fi (MagnoliaHiFi.com), Media Play (MediaPlay.com), On Cue (OnCue.com), Sam Goody (SamGoody.com), and Suncoast (Suncoast.com). The Company reaches consumers through more than 1,800 retail stores nationwide, in Puerto Rico and in the U.S. Virgin Islands.

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